MELLON PARTICIPATING MORTGAGE TRUST
                       COMMERCIAL PROPERTIES SERIES 85/10

                 AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED
                              DECLARATION OF TRUST
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         AMENDMENT NO. 1 (the  "Amendment")  to the Second  Amended and Restated
Declaration of Trust (the "Declaration of Trust") of MELLON PARTICIPATING MORTGAGE TRUST COMMERCIAL PROPERTIES SERIES 85/10 (the "Trust") dated February 6, 1985, made at Atlanta, Georgia this 13th day of March, 1996 by the Board of Trustees hereunder.

         WHEREAS, the third paragraph of Section 1.1 of the Declaration of Trust provides, among other things, that upon receipt of a written request by Mellon Bank Corporation ("Mellon"), the Trustees shall change the name of the Trust to a name that does not contain the name "Mellon."

         WHEREAS, Section 9.3 of the Declaration of Trust provides that actions by the Trustees pursuant to the third paragraph of Section 1.1 of the Declaration of Trust that result in amending the Declaration of Trust may be effected without the vote or consent of any shareholder of the Trust;

         WHEREAS, Mellon has requested that the Trust no longer use the name "Mellon" in the Trust's name; and

         WHEREAS, the Board of Trustees desires to amend the Declaration of Trust to change the name of the Trust from "Mellon Participating Mortgage Trust Commercial Properties Series 85/10" to "Vinings Investment Properties Trust";

         NOW, THEREFORE, the undersigned, being all the Trustees of the Trust, do hereby state:

1.       In accordance with Sections 1.1 and 9.3 of the Declaration of Trust,

                  (a) The first sentence of the first paragraph of Section 1.1 of the Declaration of Trust is hereby amended in its entirety to read as follows:

         "This Trust created by this Declaration of Trust is herein referred to as the "Trust" and shall be known by the name "Vinings Investment Properties Trust."

                  (b) All references to "Mellon Participating Mortgage Trust Commercial Properties Series 85/10" (or any similar words) in the Declaration of Trust shall hereafter be deemed to be references to "Vinings Investment Properties Trust."

2. This Amendment may executed in separate counterparts, each of which so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

EXECUTED as of the 13th day of March, 1996.

TRUSTEES

/s/ Peter D. Anzo
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Peter D. Anzo

/s/ Martin H. Petersen
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Martin H. Petersen

/s/ Stephanie A. Reed
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Stephanie A. Reed

/s/ Gilbert H. Watts, Jr.
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Gilbert H. Watts, Jr.

/s/ Phill D. Greenblatt
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Phill D. Greenblatt